EXHIBIT 10.7


                               PROJECT AGREEMENT

     This Agreement ("Agreement"), made as of February 6, 1998 is entered into by and between FUJI PHOTO FILM U.S.A., INC. ("Fuji"), a New York corporation with offices at 555 Taxter Road, Elmsford, New York and Moto Photo, Inc. ("Moto Photo"), a Delaware corporation with offices at 4444 Lake Center Drive, Dayton, Ohio 45426.

WITNESSTH:

     WHEREAS, Fuji currently sells minilab photo processing equipment as more fully described in Schedule 1 ("Fuji Equipment") to certain financial institutions for resale to Moto Photo's own stores and its franchisees (each company-owned store and franchisee being collectively called a "Lessee" and together the "Lessees"); and

     WHEREAS, Fuji also currently sells color photographic paper, photographic chemicals and various other related products to Moto Photo for resale to the Lessees;

     WHEREAS, Fuji and Moto Photo desire to provide, through this Agreement, for a special lease financing program to lease Equipment and other items to the Lessees.

     NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

     1.MASTER LEASE FINANCING AGREEMENT: As soon as possible after the date hereof, Fuji and Moto Photo will arrange a master lease financing agreement ("Lease Financing Agreement") with a financial institution ("Lessor") mutually acceptable to Fuji and Moto Photo pursuant to which Fuji will sell Fuji Equipment to the Lessor. Pursuant to separate leases (each a "Lease" and together the "Leases") between the Lessor and each of the Lessees participating in this program, Lessor will lease to a Lessee the Fuji Equipment. Lessor will also provide to the Lessees and will add to the principal balance of the Lease, up to $60,000 per Lease to enable the Lessee to purchase certain leasehold improvements (``Leaseholds'') and certain third party equipment ("Other Equipment"). In addition, beginning with the first anniversary of a Lease, at the beginning of each year of such Lease, an amount equal to an annual equipment maintenance fee of $3,800 ("Maintenance Fee") will be added to the principal balance of such Lease. The amount of the Maintenance Fee will be set forth in the Lease. Fuji will guarantee to the Lessor the monthly Rent (as defined herein) payments to be made by a Lessee under a Lease. The general terms of the Leases are more fully described below.

     2.LEASE AGREEMENTS: Lessor shall lease to Lessee, and Lessee shall lease from Lessor, the Fuji Equipment, Leaseholds and Other Equipment described in the Lease. Each Lease must incorporate the relevant terms and conditions of this Agreement. Notwithstanding termination of this Agreement as permitted herein, each Lease shall continue to remain in full force and effect and subject to and governed by the terms and conditions of such Lease for the term of such Lease.

     3.LEASE TERMS:

       a. Term of Leases. The term of each Lease shall be eight years. Leases may only be terminated as expressly provided therein.

       b. Calculation of Rent. For the lease of the Fuji Equipment, Leaseholds and Other Equipment and the amortization of the Maintenance Fee, Lessee shall pay to Lessor weekly payments ("Rent") equal to (i) a percentage of such Lessee's net sales of photofinishing services, (ii) a percentage of such Lessee's net sales of portrait products and services and (iii) a percentage of such Lessee's net sales of other merchandise and services (together the "Percentage of Sales"). The Percentage of Sales will be determined by Moto Photo using a standard store model to calculate, on a best efforts basis, the Percentage of Sales required to fully amortize the principal balance of a Lease over its eight year term. The Percentage of Sales at the commencement of this Agreement is set forth in Schedule 1. The Percentage of Sales may be adjusted from time to time for Leases not yet entered into upon the mutual agreement of Fuji and Moto Photo. Notwithstanding the forgoing, during the first three-year period of any Lease, weekly Rent payments must be equal to or greater than the amounts set forth in
          Exhibit 3(b) attached hereto.

       c. Title to Equipment; Purchase Option.   (i) During the term of a Lease,
          title to the Fuji Equipment and Other Equipment (collectively, the ``quipment'') will remain with the Lessor and the Lessee shall not
          receive any right, title or interest in the Equipment.   Title to
          Leaseholds shall be held by the Lessee, which will grant Lessor a first priority security interest in the Leaseholds.

          (ii) At the end of the full term of a Lease, the Lessee may elect to purchase the Equipment based on the then market value of the Equipment and any outstanding Lease payments and maintenance charges as of such termination date (`Lessee Purchase Price''). If the Lessee elects to purchase the Equipment at the end of the Lease and the Lessee Purchase Price is less than the balance in the Lease Account (as defined in the Lease Financing Agreement) (`Residual Value''), Fuji will pay the Lessor the difference between the Residual Value and the Lessee Purchase Price. Should the Lessee choose not to exercise its purchase option, Fuji will repurchase the Equipment from the Lessor at a price equal to the Residual Value. Fuji will then endeavor to resell the Equipment to a third party at a negotiated price. Moto Photo will use its best efforts to assist Fuji in any such resale of Equipment. If the Lessee Purchase Price or the negotiated price of any such resale of Equipment less all expenses of sale incurred by Fuji and Moto Photo (the "Net Resale Price") is greater than the Residual Value such excess shall be considered the "Resale Gain." Conversely, if the Lessee Purchase Price or the Net Resale Price of any such resale of Equipment is less than the Residual Value, such shortfall shall be considered the "Resale Loss.'' If a Lessee's monthly Rent payments amortize the Residual Value prior to the end of such Lease, the aggregate of subsequent monthly Rent will be considered an "Inherent Gain." At the end of such Lease, the Lessor will be required to remit the Inherent Gain to Fuji.

       d. Guarantee by Fuji. In order to induce the Lessor to enter into the Leases with the Lessees, Fuji will guarantee the Rent payments.
          Should a Lessee default under the payment terms of its Lease, Fuji will pay the Lessor the guarantee amount due pursuant to the terms of such Lease. Upon such payment by Fuji, the Lessor must assign all of its rights in the Equipment and the Leaseholds to Fuji, at which point Fuji may elect to recover such Equipment and Leaseholds from the Lessee and resell them to a third party. If the net proceeds received by Fuji from any such resale are greater than the amount it was required to pay under the associated guarantee, such excess will be considered the "Foreclosure Gain." If the net proceeds received by Fuji from any such resale are less than the amount it was required to pay under the associated guarantee, such shortfall will be considered the "Foreclosure Loss." In the alternative, Fuji and Moto Photo may agree that either Fuji or Moto Photo shall retain certain Equipment and Other Items which it acquires pursuant to a default by a Lessee, in which case Fuji and Moto Photo shall agree upon the value of such retained Equipment and Other Items (the "Settlement Amount"). The difference between any such Settlement Amount and associated amount Fuji was required to pay to the Lessor under a guarantee will also be considered a Foreclosure Gain or Foreclosure Loss, as the case may be.
           To assist Lessor in the maintenance of records pursuant to Section 4
          (a) below, Fuji and Moto Photo will report to Lessor the Net Resale Price or the Settlement Amount from the sale or retention, as the case may be, of any Equipment and Other Items.

     4.ALLOCATION OF LOSSES OR GAINS ON LEASES:

       a. Allocation Between Fuji and Moto Photo   During the term of this
          Agreement, Fuji and Moto Photo shall share equally in all Resale Gains, Resale Losses, Foreclosure Gains, Foreclosure Losses and Inherent Gains (collectively, the "Net Gains" or "Net Losses").
          During the term of this Agreement, Lessor will maintain accurate records of all such gains or losses incurred during each calendar year. Within 15 days of the end of each calendar year during the term of this Agreement, Lessor shall be required to provide Fuji and Moto Photo an accounting of the Net Gains and Net Losses during such calendar year. If neither party to this Agreement objects to such accounting of such Net Gains and Net Losses within 30 days thereafter, then settlement of the aggregate Net Gain or aggregate Net Loss, as the case may be, shall occur immediately as follows: (i) if there is an aggregate Net Gain for the calendar year (after subtracting any payments to Pool Leases pursuant to Section 4(b) below), Fuji will remit to Moto Photo an amount equal to 50% of such aggregate Net Gain, and (ii) if there is an aggregate Net Loss for the calendar year Moto Photo will remit to Fuji an amount equal to 50% of such aggregate Net Loss.

       b. Allocation Between Fuji and Moto Photo and the Lessees. At December 31 of each calendar year commencing December 31, 2006, the Lessor will determine the Net Gains, if any, for all Leases which commenced during the calendar year ending eight years before the date such determination is made (the ``ool Leases''). If the Net Gains of the Pool Leases for the year in question exceed the Threshold Amount (as defined below) multiplied by the number of such Pool Leases (the
          ``ool Gains''), then 33.3% of the Pool Gains shall be paid pro rata to those Pool Leases which never defaulted (``ualifying Lease''), based on the amount of Rent paid on each Qualifying Lease and the total Rent paid on all Qualifying Leases which commenced during that year. The `Threshold Amount'' means the additional amount the Lessee would pay under a Lease if, assuming consistently uniform average sales over the period, the Lessee's gross sales of photofinishing services, portrait products and services, and other merchandise and services equal 110% rather than 100% of such sales under Moto Photo's standard store model. As of the commencement of this Agreement, the Threshold Amount is $86,100.


          Example:
          In 1999 - 11 Pool Leases

          At December 21, 2007, the aggregate Net Gains for the 11 Pool
               Leases is $1,000,000
          11 x $86,100 (`Threshold Amount'') = $947,100

          $1,000,000 - $947,100 = $52,900 (`Pool Gains'')
          33.3% of $52,900 = $17,616.
          One Lease defaulted.  Therefore 10 Qualifying
          Pro rata share for each Qualifying Lease = 10% of $ 17,616 or $1,762
               (assuming each Qualifying Lease paid the same rent)

       c. Representations to Lessees on Fuji's sharing of Net Gains or Losses. Moto Photo shall not, except as required in its franchise, SEC or other government filings, reveal to Lessees the sharing by Fuji in Net Gains or Net Losses pursuant to this Agreement.



     5.ADDITIONAL PROVISIONS: During the term of this Agreement, Moto Photo will:

       a. require all Lessees who lease Equipment under this program to agree to purchase from Moto Photo or Fuji the following Fuji products:

          (i) photographic film and one time use cameras, in sufficient quantities as to maintain such products in at least 50% of the display space for such products in each participating Lessee's store; provided such Fuji products are competitive with other brands of the same or similar products; and

          (ii) all of such participating Lessee's requirements for color photographic paper, photographic chemicals, and minilab and electronic imaging equipment and related parts and accessories; provided such Fuji products are competitive with other brands of the same or similar products.

       b. cause each participating Lessee to use its best efforts to increase purchases of Fuji electronic products, cameras, video and audio tapes and floppy disks for resale; provided such Fuji products are competitive with other brands of the same or similar products.

       c. cause each participating Lessee to prominently display Fuji's name and marks in such Lessee's store; provided that such use of Fuji's name must be approved by Fuji; and

       d. cause each participating Lessee to enter into a service agreement with Fuji or an affiliate of Fuji in the form attached hereto as Exhibit 5(d) for the maintenance of the associated Equipment during the term of the Lease, with the annual fee for such maintenance agreement to be added to the principal balance of the Lease as proscribed above.

     6.TERM OF THIS AGREEMENT: This Agreement will commence on the day first written above and will terminate upon the end of the term of the last Lease to expire or to be terminated, provided, however, that at any time after the first fifty Leases are entered into with Lessees under this program, the parties to this Agreement will meet to evaluate the effectiveness of this program. After the first fifty Leases are entered into, Fuji may, at its sole discretion, elect to discontinue the program for all or a portion of future Leases to Lessees, in which case this Agreement shall terminate upon the end of the term of the last Lease to expire or be terminated.

     7.INDEMNIFICATION:

       a. Moto Photo assumes liability for, and hereby agrees to indemnify, protect and hold harmless, Fuji and its agents, employees, officers, directors, partners, shareholders, successors and assigns from and against all liabilities, obligations, losses, damages, injuries, claims, demands, penalties, actions, costs and expenses, including, without limitation, reasonable attorneys' fees and costs of investigation, of whatever kind and nature, whether in contract or in tort or otherwise arising out of or claimed to arise out of Moto Photo's failure to perform or comply with any conditions or covenants of this Agreement.

       b. Fuji assumes liability for, and hereby agrees to indemnify, protect and hold harmless, Moto Photo and its agents, employees, officers, directors, partners, shareholders, successors and assigns from and against all liabilities, obligations, losses, damages, injuries, claims, demands, penalties, actions, costs and expenses, including, without limitation, reasonable attorneys' fees and costs of investigation, of whatever kind and nature, whether in contract or in tort or otherwise arising out of or claimed to arise out of Fuji's failure to perform or comply with any conditions covenants of this Agreement.

       c. Such indemnities and assumptions of liabilities and obligations shall continue in full force and effect notwithstanding the expiration or other termination of this Agreement.

8.   MISCELLANEOUS:

       a. No Partnership. Nothing contained in or relating to this Agreement, or any Lease or associated guarantee, shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or between Fuji and any Lessee.

       b. No Agency. Neither party has or shall have or hold itself out as having any authority or agency to act on behalf of the other.

       c. Entire Agreement. This Agreement and the Lease Financing Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

       d. Amendments. No amendment to this Agreement shall be effective unless in writing and executed by Fuji and Moto Photo.

       e. Benefit of Parties. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

       f. Severability. If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired; provided, however, that in such case the parties oblige themselves to use their best efforts to achieve the purpose of the invalid provision by a new legally valid stipulation.

       g. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and (unless otherwise specifically provided herein) shall be deemed to have been given at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope and addressed to the address of the parties shown below or to such changed address as such party may have fixed by notice, or when sent by facsimile transmission and acknowledged by an appropriate telephonic or facsimile receipt:

          To Fuji:            Fuji Photo Film U.S.A., Inc.
                              555 Taxter Road
                              Elmsford, NY  10523
                              Attention:  President
                              Telecopier:  (914) 789-8314

                                    - copy to -

                              Fuji Photo Film U.S.A., Inc.
                              555 Taxter Road
                              Elmsford, NY  10523
                              Attention:  Jonathan E. File, Esq.
                              Telecopier:  (914)789-8142




          To Moto Photo:      Moto Photo, Inc.
                              4444 Lake Center Drive
                              Dayton, Ohio  45426
                              Attention:  David Mason

                              Telecopier:  (937) 854-0140

                                    - copy to -

                              Jacob A. Myers, Esq.
                              Myers & Frayne Co., LPA
                              18 W. First Street
                              Dayton, OH  45402

                              Telecopier:  (937) 224-5782




provided, that (a) any notice of change of address shall be effective only when received and (b) a copy of any notice given other than by mail shall be given by mail as aforesaid.

          h.Counterparts. This Agreement may be executed simultaneously in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          i. Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice-of-law rules. The titles of the sections of this Agreement are for convenience only and shall not define or limit any of the terms or provisions hereof. Plural terms herein shall include the singular and "and" shall include "or", and vice versa, unless the context requires otherwise.


IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement on the date first above written.


                              FUJI PHOTO FILM U.S.A., INC.

                              Date
                                  ------------------------


                              By
                                -------------------------


                              Title
                                   ------------------------



                              MOTO PHOTO, INC.

                              Date
                                  ------------------------


                              By
                                -------------------------

                              Title
                                   ------------------------



Schedule 1   Equipment and Percentage of Sales

Exhibit 3(b) Minimum Monthly Rent Payments

Exhibit 5(d) Form of Service Agreement


                                   Schedule 1

Equipment:     Model 278A - Full  List

Percentage of Sales for Stores with Portrait Studios

      (i) of  Lessee's net sales of photofinishing services

      (ii)of Lessee's net sales of portrait products and services

      (iii)of Lessee's net sales of other merchandise and services



Percentage of Sales for Stores without Portrait Studios

      (i) of Lessee's net sales of photofinishing services

      (ii)of Lessee's net sales of the other merchandise and services.
      (iii)
      (iv)

                                  EXHIBIT 3(B)
                         MINIMUM MONTHLY RENT PAYMENTS

               Average of $1,500 per month in the First 12 Months
              Average of $2,000 per month in the Second 12 Months
               Average of $2,500 per month in the Third 12 months